GEORGETOWN CORP.

INSIDER TRADING POLICY

Statement of Company Policy and Procedures with

Respect to Certain

Transactions in Company Securities

____________________

This Policy provides prohibitions and procedures to all employees, officers and directors of Georgetown Corp. and its subsidiaries (collectively, “Georgetown” or the “Company”) with respect to transactions in the Company’s securities.

Applicability of Policy

This Policy applies to all transactions in the Company’s securities, including common stock, options for common stock and any other securities the Company may issue from time to time, such as preferred stock, warrants, notes and debentures, as well as to derivative securities relating to the Company’s securities, whether publicly or privately traded and whether or not issued by the Company, such as exchange-traded options. This Policy also applies to securities issued by any person that derive their value from the value of a security issued by the Company, its subsidiaries or affiliates, such as phantom stock or stock units that may be acquired through the Company’s benefit plans. It applies to all officers of the Company, all members of the Company’s Board of Directors, and all employees of, and consultants, attorneys, auditors and contractors to, the Company who receive or could have access to Material Nonpublic Information (as defined below) regarding the Company. This group of people and their family members as well as trusts of which any such person is a trustee or beneficiary, partnerships, LLCs, corporations and other entities directly or indirectly owned or controlled by any such persons (each a “Controlled Entity”) are sometimes referred to in this Policy as “Insiders.” Control is presumed to exist if any such person is a director or executive officer of such an entity or if any such person beneficially owns more than 10% of such entity’s voting securities. Family members of any person include family residing with any such person, any other person in such person’s household, any other family member whose transactions in Company securities are directed by any such person or subject to such person’s influence or control, and any controlled affiliate of any such person.

This Policy is intended to prevent even the appearance of improper conduct on the part of anyone employed by or associated with the Company. Accordingly, any person who possesses Material Nonpublic Information regarding the Company is an Insider for so long as the information is not publicly known. All Georgetown personnel are required to be familiar with this Policy and comply with the prohibitions, policies and procedures set forth herein, however, this Policy is not intended to replace each individual’s responsibility to understand and comply with applicable laws and regulations. Anyone with questions as to the application of this Policy should contact the Company’s General Counsel.

Statement of Policy

General Policy

It is the policy of the Company to oppose the unauthorized disclosure of any nonpublic information and the misuse of Material Nonpublic Information in securities trading.

Specific Policies

1.          Trading on the Basis of Material Nonpublic Information. No Insider shall engage in any transaction involving the Company’s securities, including any offer to purchase or offer to sell, during any period commencing with the date that he or she becomes aware of Material Nonpublic Information concerning the Company, and ending at the close of business on the second full Trading Day following the date of public disclosure of that information, or at such time as such nonpublic information is no longer material unless the transaction is completed pursuant to a written pre-determined trading program that (a) meets the requirements of Rule 10b5-1 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”); (b) is adopted and/or amended only during a trading window (defined below) and when he or she did not possess Material Nonpublic Information or was not otherwise restricted from trading; (c) is approved prior to initiation, amendment, suspension and/or termination by the Company’s General Counsel; and (d) a final executed copy of such plan or program has been provided to the Company’s General Counsel (hereinafter “Rule 10b5-1 Transactions”). While not required by Rule 10b5-1, it is strongly recommended that Insiders using a program trading arrangement, design their programs such that trades occur early in each fiscal quarter, after the date by which the prior quarter’s financial results would have been publicly announced. The earlier in a quarter the trade occurs, the less likely it generally will be that the individual will know Material Nonpublic Information about the quarter’s expected financial results.

PLEASE NOTE THAT GEORGETOWN CANNOT GUARANTEE AND MAKES NO REPRESENTATION THAT CONTRACTS, INSTRUCTIONS OR PLANS INTENDED OR DESIGNED TO TAKE ADVANTAGE OF RULE 10b5-1 OF THE EXCHANGE ACT WILL PREVENT CIVIL OR CRIMINAL LIABILITY UNDER STATE OR FEDERAL INSIDER TRADING LAWS. RULE 10b5-1 PURPORTS TO PROTECT INSIDERS FROM FEDERAL INSIDER TRADING LIABILITY WHEN PURCHASES AND SALES ARE MADE PURSUANT TO CONTRACTS, INSTRUCTIONS OR PLANS THAT COMPLY WITH SUCH RULE. SOME STATES AND JURISDICTIONS DO NOT PROVIDE SUCH PROTECTION, EVEN THOUGH THE PROTECTION MAY BE AVAILABLE ON THE FEDERAL LEVEL. PERSONS ELECTING TO PURCHASE OR SELL SECURITIES PURSUANT TO THESE PLANS DO SO AT THEIR OWN RISK.

Moreover, trading pursuant to a written plan only provides an affirmative defense against claims of insider trading under Rule 10b-5 of the Exchange Act. Trading under a written plan does not exempt Section 16 officers and directors from the short swing profit liability provisions of Section 16 of the Exchange Act. Therefore all written plans for such officers and directors should be drafted to ensure that Section 16 of the Exchange Act will not be violated.

As used herein, the term “Trading Day” shall mean a day on which the exchange, market or quotation system on which the Company’s securities are then traded is open for trading.

2.          Tipping. No Insider shall directly or indirectly disclose (“tip”) Material Nonpublic Information to any other person (including family members, analysts, individual investors and members of the investment community and news media) where such information may be used by such person to his or her profit by trading or in recommending or advising others to trade in the securities of the Company or other companies to which such information relates, nor shall such Insider or other person make recommendations or express opinions on the basis of Material Nonpublic Information as to trading in the Company’s securities, except that Insiders should advise others not to trade if doing so might violate the law or this Policy. The Company strongly discourages all Insiders from giving trading advice concerning the Company to third parties even when Insiders do not possess Material Nonpublic Information about the Company.

3.          Confidentiality of Nonpublic Information. Nonpublic information relating to the Company is the property of the Company and the unauthorized disclosure of such information is forbidden. Employees should not discuss internal Company matters or developments with anyone outside the Company, except as required in the performance of their regular employment duties, nor should Company matters be discussed in public or quasi-public areas where conversations may be overheard. This prohibition also applies to inquiries about the Company, which may be made by the financial press, investment analysts or others in the financial community. It is important that all such communications on behalf of the Company be made only through designated authorized individuals, namely either the Chief Executive Officer or General Counsel (the “Designated Individuals”). In any instance in which such information is disclosed to outsiders, the Company will take such steps as are necessary to preserve the confidentiality of the information, including requiring the outsider to agree in writing to comply with the terms of this Policy and/or to sign a confidentiality agreement. If employees receive inquiries of this nature they should decline comments and refer the inquirer directly to the Designated Individuals responsible for such inquiries. All persons are strictly prohibited from using for non-Company business purposes any Material Nonpublic Information obtained at or through their employment or relationship with the Company.

4.          Certain Exceptions. The trading prohibitions and restrictions set forth in this Policy do not apply to periodic contributions by the Company or employees to employee benefit plans (e.g. 401-K plans or employee stock purchase plans) which are used to purchase Company securities pursuant to the employee’s advance instructions. However, no employee may alter their instructions regarding the purchase or sale of Company securities in, or increase or decrease their contribution to, or balances in, such plans while in the possession of Material Nonpublic Information. The issuance and exercise for cash of stock options or other securities under the Company’s equity incentive plans are exempt from this Policy, since the other party to the transaction is the Company itself and the price does not vary with the market but is fixed by the terms of the agreement or plan. The Policy does apply, however, to any sale of stock acquired by exercising any such option or security or pursuant to any employee stock purchase plan, including, any such sale as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

Potential Criminal and Civil Liability and/or Disciplinary Action

1.          Liability for Insider Trading. Company personnel who enter into transactions in securities based on inside information are subject to: a civil penalty of up to three times the profit gained or loss avoided; a criminal fine of up to $5,000,000 (no matter how small the profit); and a jail term of up to twenty years. Additionally, supervisory personnel, if they fail to take appropriate steps to prevent illegal insider trading, are subject to a civil penalty of up to $1,000,000 or, if greater, three times the profit gained or loss avoided as a result of the employee's violation.

2.          Liability for Tipping. Insiders may also be liable for improper transactions by any person (commonly referred to as a “tippee”) to whom they have disclosed Material Nonpublic Information regarding the Company or to whom they have made recommendations or expressed opinions on the basis of such information as to trading in the Company’s securities. Large penalties have been imposed upon persons who have disclosed such information to others, even when the disclosing person did not profit from the trading. The Securities and Exchange Commission, the stock exchanges and the National Association of Securities Dealers, Inc. use sophisticated surveillance techniques to uncover insider trading.

3.          Possible Disciplinary Actions. Directors, officers and employees who violate, or whose family members or Controlled Entities violate, this Policy or federal or state insider trading or tipping laws shall be subject to disciplinary action by the Company, including but not limited to ineligibility for future participation in the Company’s equity incentive plans and up to and including termination of employment for cause, whether or not the violation of this Policy also resulted in a violation of law. Consultants, attorneys, auditors and contractors who violate this Policy may have their relationship with the Company terminated.

4.          Reporting of Violations. Any Insider who violates this Policy or any federal or state laws governing insider trading or tipping, or knows of any such violation by any other person, must report the violation immediately to the General Counsel. Upon learning of any such violation, the General Counsel, in consultation with the Company’s Board and legal counsel, will determine whether the Company should report the violation to the SEC or other appropriate governmental authority.

Guidelines

1.          Mandatory Trading Window For Officers, Directors and Certain Designated Employees. The period beginning after the 15th day of the last month of a fiscal quarter and ending two full Trading Days following the date of public disclosure of the financial results for that quarter, is a particularly sensitive period of time for transactions in the Company’s securities from the perspective of compliance with applicable securities laws. This sensitivity is due to the fact that officers, directors and certain other employees will, during that period, often possess Material Nonpublic Information about the expected financial results for the quarter.

Accordingly, to ensure compliance with this Policy and applicable federal and state securities laws, all Insiders shall not conduct transactions, except for Rule 10b5-1 Transactions, involving the purchase or sale of the Company’s securities, other than during the period commencing at the close of business on the second full Trading Day following the date of public disclosure of the financial results for a particular fiscal quarter or year and continuing until the end of the 15th day of the last month of the fiscal quarter (or, if such day is not a Trading Day, the end of the last Trading Day preceding such day), unless the Company determines otherwise (the “trading window”). The purpose behind the “trading window” is to establish a diligent effort to avoid any improper transaction (or even the appearance of an improper transaction).

From time to time, the Company may also require that Insiders and other employees specified by the Company, suspend trading, except for Rule 10b5-1 Transactions, because of developments known to the Company and not yet disclosed to the public. In such event, such persons shall not engage in any transaction, except for Rule 10b5-1 Transactions, involving the purchase or sale of the Company’s securities during such period and shall not disclose to others the fact of such suspension of trading.

It should be noted, however, that even during the trading window, any person possessing Material Nonpublic Information concerning the Company shall not engage in any transactions, except for Rule 10b5-1 Transactions, in the Company’s securities until such information has been known publicly for at least two full Trading Days, whether or not the Company has required a suspension of trading. Trading in the Company’s securities during the trading window should not be considered to be within a “safe harbor,” and all Insiders should use good judgment at all times to comply with this Policy and all applicable federal and state securities laws.

The General Counsel may, on a case-by-case basis, authorize trading in Company securities outside of the applicable trading windows (but not during special blackout periods) due to financial or other hardships, but only in accordance with the procedures set forth below.

2.          Preclearance of Trades by Officers, Directors and Certain Employees. The Company has determined that all Section 16 officers, directors and certain employees (who shall be so notified by the Company) designated by the Company for preclearance (as listed on Exhibit A which may be amended from time to time by the General Counsel), together with their family members and Controlled Entities (collectively the “Preclearance Individuals”), shall refrain from entering into any transactions in the Company’s securities, except for Rule 10b5-1 Transactions, even during the trading window, without first complying with the Company’s “preclearance” process as set forth below.

No Preclearance Individual may trade in the Company’s securities until: (a) the person trading has notified the General Counsel in writing of the amount and the date of the proposed trade; (b) the person trading has certified to the General Counsel in writing no earlier than two business days prior to the proposed trade that (i) he or she is not in possession of Material Nonpublic Information concerning the Company and (ii) the proposed trade does not violate the trading restrictions of Section 16 of the Exchange Act or Rule 144 of the Securities Act of 1933; and (c) the General Counsel has approved the trade in writing. Clearance of a transaction is valid only for a 48-hour period; if the transaction order is not placed within that 48-hour period, clearance of the transaction must be re-requested.

The General Counsel may, on a case-by-case basis, authorize trading in the Company’s securities outside of the applicable trading windows due to financial or other hardships only after: (a) the person trading has notified the General Counsel of the circumstances of the hardship and the amount, nature and date of the proposed trade; (b) the person trading has certified to the General Counsel in writing no earlier than two business days prior to the proposed trade that (i) he or she is not in possession of Material Nonpublic Information concerning the Company and (ii) the proposed trade does not violate the trading restrictions of Section 16 of the Exchange Act or Rule 144 of the Securities Act of 1933; and (c) the General Counsel has approved the trade in writing.

The existence of the foregoing approval procedures does not in any way obligate the General Counsel to approve any trades requested by Preclearance Individuals or hardship applicants. The General Counsel may reject any trading request at his or her sole reasonable discretion. If clearance of a transaction is denied, the fact of such denial must be kept confidential by the person requesting such clearance. If the General Counsel is unavailable for more than 48 hours, the Company’s Chief Financial Officer may approve the transaction (or the Chief Executive Officer if the Chief Financial Officer is requesting the trade).

3.          Individual Responsibility. Every Insider has the individual responsibility to comply with this Policy against insider trading and all applicable federal and state securities laws, regardless of whether the Company has a trading window for that Insider or any other Insiders of the Company. Appropriate judgment should be exercised by Insiders in connection with any and all trade(s) in the Company’s securities.

An Insider may, from time to time, have to forego a proposed transaction, except for Rule 10b5-1 Transactions, in the Company’s securities even if he or she planned to make the transaction before learning of the Material Nonpublic Information and even though the Insider believes he or she may suffer an economic loss or forego anticipated profit by waiting.

Applicability of Policy to Inside Information Regarding Other Companies

This Policy and the prohibitions and procedures described herein also apply to Material Nonpublic Information (i) relating to other companies, including the Company’s customers, vendors or suppliers (“business partners”), or (ii) relating to the Company if there is a reasonable likelihood that it would be considered important to an investor in making an investment decision to purchase, sell or hold stock of other companies, including business partners, in each case when that information is obtained in the course of employment with, or other services performed on behalf of, the Company. All Insiders must avoid trading in, or assisting others in making a decision to trade, non-Company securities of business partners and others using Material Nonpublic Information received from such business partners or otherwise. Civil and criminal penalties, and termination of employment, may result from trading on inside information regarding the Company’s business partners. All employees should treat Material Nonpublic Information about the Company’s business partners with the same care required with respect to information related directly to the Company.

Definition of Material Nonpublic Information

It is not possible to define all categories of material information. However, information (whether fact, development or intended action) should be regarded as material if there is a reasonable likelihood that it would be considered important to an investor in making an investment decision to purchase, sell or hold the Company’s securities. Insiders should assume that any information, positive or negative, is material if it might affect the Company’s stock price or otherwise be of significance to an investor in determining whether to purchase, sell or hold the Company’s stock.

While it may be difficult under this standard to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material. Examples of such information may include:

-	Financial results
-	Projections of future earnings or losses or changes in such projections
-	Actual changes in earnings
-	Results of product development
-	News of a pending or proposed merger, acquisition, joint venture or tender offer
-	News of the disposition of a subsidiary or of material assets
-	Impending bankruptcy or financial liquidity problems
-	Gain or loss of a substantial customer or supplier
-	New product announcements of a significant nature
-	Significant product defects or modifications
-	Significant increases or decreases in customers
-	Significant changes in net and gross adds in customers
-	Significant pricing changes
-	Stock splits or dividends
-	Events regarding the Company’s securities, such as calls, redemptions, or purchases
-	New equity or debt offerings
-	Significant litigation exposure due to actual or threatened litigation
-	Changes in senior management or other major personnel changes, or changes in auditors.

Nonpublic information is information that has not been previously disclosed to the general public and is otherwise not available to the general public. Information ceases to be non-public after it has been disseminated in a manner making it available to investors generally, such as by press release or SEC filing, and a reasonable amount of time has elapsed (typically two full trading days). Information disclosed selectively, such as to a small group of brokers, analysts or institutional investors, is considered nonpublic information.

Additional Prohibited Transactions

The Company considers it improper and inappropriate for any Insider of the Company to engage in short-term or speculative transactions in the Company's securities. It therefore is the Company's policy that Insiders may not engage in any of the following transactions:

1.          Short Sales. Short sales of the Company's securities evidence an expectation on the part of the seller that the securities will decline in value, and may signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller's incentive to improve the Company's performance. For these reasons, short sales of the Company's securities are prohibited by this Policy. In addition, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales.

2.          Publicly Traded Options. A transaction in options is, in effect, a bet on the short-term movement of the Company's stock and therefore creates the appearance that the director or employee is trading based on Material Nonpublic Information. Transactions in options also may focus the director's or employee's attention on short-term performance at the expense of the Company's long-term objectives. Accordingly, transactions by Insiders in puts, calls or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy.

3.          Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow an employee to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the Insider to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the Insider may no longer have the same objectives as the Company's other shareholders. Therefore, all Insiders of the Company are prohibited from engaging in such transactions.

4.          Margin Accounts and Pledges. Securities held in a margin account may be sold by the broker without the customer's consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of Material Nonpublic Information or otherwise is not permitted to trade in Company securities, Insiders are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan. An exception to this prohibition may be granted where a person wishes to pledge Company securities as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. Any person who wishes to pledge Company securities as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities must submit a request for approval to the General Counsel at least two weeks prior to the proposed execution of documents evidencing the proposed pledge.

5.          Post-Termination Transactions. This Policy continues to apply to transactions in the Company’s and other companies’ securities after a person is no longer employed by or affiliated with the Company. Any person in possession of Material Nonpublic Information when their employment or affiliation with the Company terminates, may not trade in the Company’s or other companies’ securities until that Information has become public or is no longer material. If an Insider’s employment or affiliation with the Company terminates during a blackout period, the Insider may not trade in the Company’s securities until that blackout period has ended.

6.          Priority of Statutory or Regulatory Trading Restrictions. The trading prohibitions and restrictions set forth in this Policy will be superseded by any greater prohibitions or restrictions prescribed by federal or state securities laws and regulations, e.g., short-swing trading by individuals subject to Section 16 of the Exchange Act or restrictions on the sale of securities subject to Rule 144 under the Securities Act. Any Insider who is uncertain whether other prohibitions or restrictions apply should ask the General Counsel.

Additional Information - Directors and Executive Officers

Directors and executive officers of the Company must also comply with the reporting obligations and limitations on short-swing transactions set forth in Section 16 of the Exchange Act. The practical effect of these provisions is that executive officers and directors who purchase and sell the Company’s securities within a six-month period must disgorge all profits to the Company whether or not they had knowledge of any Material Nonpublic Information. Under these provisions, and so long as certain other criteria are met, neither the receipt of an option or other security under the Company’s option plans, nor the exercise of that option or security, nor the receipt of stock under the Company’s employee stock purchase plan, if any, is deemed a purchase under Section 16; however, the sale of any such shares is a sale under Section 16.

Policy Subject to Revision

The Company may change or otherwise revise the terms of this Policy from time to time to respond to developments in law and practice. The Company will take steps to inform all affected persons of any material changes or revisions to this Policy.

Inquiries

Please direct your questions as to any of the matters discussed in this Policy to the Company’s General Counsel.

Exhibit A – Preclearance Individuals

Thomas Seifert